Exhibit 99.1
Independent Bank Corp. (Boston)
Q3 2007 Earnings Call
10/12/2007 10:00 AM
Operator: Greetings ladies and gentlemen, and welcome to the Independent Bank Corporation’s Third Quarter 2007 Earnings and Slade’s Ferry Bancorp Acquisition Conference Call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. [Operator Instructions]. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Denis Sheahan. Thank you. Mr. Sheahan, you may now begin.
<<Denis K. Sheahan Chief Financial Officer & Treasurer>>
Thank you Lasania and good morning everyone and thank you for joining us on the call. This morning’s agenda will include a brief review of our third quarter 2007 earnings performance and I will give full year guidance for 2007. That will then be followed with comments by Chris Oddleifson, our Chief Executive Officer on our third quarter earnings and the announced transaction with Slade’s Ferry Bancorp and we will end the call with a Q&A period. A copy of the presentation that Chris and I will review and the announced definitive merger agreement with Slade’s Ferry Bancorp can be found at the Investor Relations section of our website at www.rocklandtrust.com.
Before I review our third quarter 2007 performance I will read the cautionary statement. This conference call may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Independent Bank Corp. Actual results may differ from those contemplated by these statements. Independent Bank Corp. wishes to caution listeners not to place undue reliance on any forward-looking statements and disclaims any intent to update publicly any forward-looking statements, whether in response to new information, future events or otherwise.
I will now review our third quarter 2007 performance. Independent Bank Corp. reported GAAP diluted earnings per share of $0.60 and $1.45 for the third quarter and nine months 2007 respectively, representing an increase of 3% and decrease of 11% respectively from the same periods in the prior year. There are no non-core items in either third quarter periods. There are number of non-core items in the year-to-date periods as detailed in the earnings release. Excluding these one-time items diluted earnings per share on an operating basis were $0.60 and a $1.57 for the quarter and nine months ended September 30, an increase of 3% and decrease of 3% respectively from the same periods in 2006.
I will now review the number of key takeaways from our third quarter and year-to-date performance. First continued strong net interest margins, the net interest margin for the third quarter was 3.98% and we expect to be in this range for the fourth quarter as well. Second while loan growth remains challenging overall activity certainly picked up in the third quarter. Commercial and business lending is up 3% year-to-date with 65% of that growth coming in this third quarter. Home equity shows a similar trend with approximately 50% of the year-to-date growth occurring again in the third quarter. These loan categories are now outpacing the reduction in the other lending categories of indirect automobile and residential lending that as you know we have strategically reduced. At this point we feel we are near the end of the balance sheet repositioning and we expect the balance sheet to grow as we had in 2008.
Next, deposits were down 4% as compared to year end levels consistent with balance sheet funding needs. We remain focused on controlling the cost of deposits as an important component of maintaining a strong net interest margin. You will note that we borrowed in the third quarter as the volatility seen in the capital markets provided an opportunity for a modest amount of favorably priced funding.

Stock buyback, we completed a second stock repurchase program in the third quarter of a million shares or approximately 7% of common stock outstanding at a weighted average cost of $30.70. This second buyback brings the total common shares repurchase since January of ‘06 to approximately 12% of shares outstanding. The company’s tangible equity ratio of 5.95% remained strong at September 30th of ‘07.
Core non-interest income growth up 10% year-to-date remains a key highlight driven by growth in our wealth management revenue as well as the 10/31 exchange business. We are delighted to announce that assets under managements have grown organically to $1.1 billion in our investment management group as of the end of the third quarter. At the end of 2004, assets under management totaled $564 million. We have spoken to you previously of our desire to grow this business based on the opportunity we perceive and are very pleased with both current results and expectation for the future. We will remain focused on this business and expect to supplement growth with acquisitions such as the O’Connell acquisition we expect to close in the fourth quarter of this year which will add approximately $200 million in additional assets under management.
You may notice a decline in linked quarter in our wealth management revenues. The primary reason for this is essentially seasonality in revenues to do with tax preparation. Tax preparation services in the second quarter added about $150,000 to the revenue stream in that quarter.
Non-interest expense increased 6% in the third quarter and 8% year-to-date driven by investment in growth initiatives such as additional commercial lenders, the 1031 exchange business, retail wealth management and the mortgage business. The year-to-date period also includes a legal settlement amounting to $1.4 million pretax associated with an early 1990 disagreement between the bank and Computer Associates in addition to executive early retirement costs. Excluding these items non-interest expense increased by 5% year-to-date.
Non-performing assets were $6.6 million at September 30, and represent just 25 basis points of total assets. Net charge off performance is higher than last year, yeah its still very low at an annualized rate of 16 basis points. The company’s reserve for loan loss at 1.32% of total loans is consistent with year end 2006 and loan delinquency with 72 basis points at both September 30 of ’07 and year end 2006. We consider asset quality to be strong.
The tax rate. Our effective tax rate for the quarter fell to 21%, representing the benefit of the strong execution of our new market tax credit program. We have been particularly successful in the Brockton, South Coast, Massachusetts in New Bedford Fall River and the Rhode Island markets in implementing this program. You will note that Slade’s Ferry Bancorp. has a material presence in the South Coast region and our merger with Slades Bank will support our efforts in these markets. The benefit of the new market tax credit program in the third quarter amounted to approximately $1.2 million and is currently anticipated to have a $3.6 million benefit for the full year with $900,000 being realized in Q4. The effective tax rate for the full year is expected to be approximately 25%.
Now earnings guidance.
We are well positioned as we enter the fourth quarter of 2007. Independent Bank Corp has strong capital levels with excess capital deployed in the share repurchase program. We have a solid interest rate risk positioning. The net interest margin has been maintained in the 3.8 to 3.9% range since mid 2004 and as recently expanded to the 4% region. We expect that to continue for the remainder of ’07. Continued strong asset quality and the balance sheet repositioning is largely behind us and we expect to grow in 2008.
We previously announced operating diluted earnings per share guidance for 2007 in a range of $2.05 to $2.10. We expect to certainly be at the upper end of that range and possibly beat the

$2.10 level. The $0.60 diluted earnings per share performance in this third quarter included a cumulative catch up adjustment due to better than anticipated new market tax credit performance.
This diluted earnings per share estimate for ’07 begins with GAAP diluted earnings per share and excludes the following items management believes to be non-core. The write off of debt issuance costs associated with the junior subordinated debenture call in the second quarter of 2007, the litigation expense of $1.4 million pretax in Q2 of ’07 and the early executive retirement cost in Q1 of ’07. Again we feel very good about hitting the upper end of the range and could certainly exceed it.
I will now turn on the call over to Chris for his comments.
<<Christopher Oddleifson President & CEO>>
Good morning and thank you Denis. Denis has done his part of the presentation from Rockland, Massachusetts and I am delighted to be at Slade’s bank this morning in Somerset. The topic I’ll speak more about in a few minutes. Denis did a through job reviewing our performance and before I talk about our Slade’s acquisition I would like to make a few points Independent’s performance. I too am very happy with your results as there is lot of turmoil in the market like that of a challenging yield curve, intense competition, housing market pressures on our credits and a bit of turmoil. I’m pleased to report the strong earnings and more importantly I’m really pleased to talk about the strong underlying performance. And to be pointed about it now we have had and expect to have a stable margin. We do not have nor do we anticipate credit issues. We have really kept ourselves positioned to take advantage of opportunities as we discussed with respect to Slade’s bank.
Earnings quality has certainly improved over the last year as evidenced by 57% of the company’s loan portfolio is in business and commercial lending. Our pipeline is strong. Denis mentioned the new market tax credit program also had a very, very fine pace. The fee revenue while diversifying growth has improved. Non-interest revenue is grown to 24% of total revenue. As Denis mentioned 1031 exchange business has improved wealth management revenue and the mortgage banking operation and such has really helped that along.
This has been a positive result of our really intense focus over the last couple of years and for those of you who have followed us over these years you know that we really been refining and retuning our business models over the last 18-to-14 months and we are in really great shape to leverage our platform. I really push beyond that sort of traditional banking and community banking and our terrific retail franchise. But, we feel some of our best growth opportunities lie with commercial banking in our wealth management. Our customers tell us by qualitative surveys. They are very loyal and very satisfied. And as I’ve been talking a lot about how Massachusetts has commonly proceeded with the slow growth in the region, the specific markets we operate in really outpace the Massachusetts growth rates by a large margin. This has and will continue and as a testament to that are the coming to real line expansions like the recent announcement of a gaming site range in the middle of our territory to Cape Cod, and major retailing sites been established. It is tough and this has been a tough environment to last couple of years. There was no question about it. And the easier thing that you might have able been to step back maybe from for business to improve was the path which I was. We decided to take a hard look at where we deployed our capital, how resources have been put to use and all of the data and the balances that you have seen are really as a result of that, that hard look. And as I have said again and again we’re resolved not to do anything stupid to produce nominal earning as we go through these times. Some other specifics, we have taken are really a multi-faceted game plan designed to see some growth opportunities, improve our balance sheet, manage discretionary resource and resources intelligently. Such as reducing our low earning assets, our securities, our residential loans and balance sheet, indirect auto growth competitively advantaged loan businesses, grow the fee based businesses especially wealth management, improve our funding mix, manage expenses tightly.

Manage to spend tightly but while also funding our growth initiatives and I the opportunistic and selective approach to acquisition which of course I will expand on it a moment. And as you all know we have returned a good deal of capital to our shareholders. One of these results is that we have consciously sacrificed short term earnings which is not easy in when dealing in these unforgiving markets. I would sum up under, sort of put into context what I am — what I would like to spend my time talking about at this morning that is recent acquisition announcement is that working focus has better positioned us for realizing opportunities and on the state bank opportunity is the most recent opportunity that has really — we have come upon and I would like to move on to that and talk about that a little bit and Denis mentioned there is a presentation that you can follow with me. So if you are following this call and do access to that presentation I will make it so that you not completely dependent on having that in front of you.
Let see at Slide 2, the second page that we are very, very excited about this. This is just terrific news and we are delighted that we are now have an agreement to acquire Slade’s Ferry Bancorp owner of Slade’s bank in Bristol county Massachusetts which is contiguous to our own presence. This is a very important market expansion move for us in the southeast and Massachusetts. We operate at that current region of our state. Slade’s will provide us with a real presence in the attractive Providence to New Bedford quarter which improve upon are existing strength in the Boston to Southeast coast.
Beyond the added footprint Slade’s will bring to us a solid and compatible loan portfolio that is fully funded by its current deposit base. We are also confident in our ability to provide the Slade’s customer base with a deeper product set especially in the commercial and wealth management side. And this is a strategic transaction is financially attractive as well. What is also really important to note is that some can say is well is this really going to work but this really is an excellent fit like hand in glove. I have known Mary Lynn Lenz as CEO for a number of years and become familiar with what she has been doing at Slade’s Bank. The reputation is quite notable and then of course I have spent since early hours this morning meeting with a number of people and my conclusion from all of that is that they are very, very customer focused and customer oriented just like us. They are very theme oriented and working together with each other, and with their customers and I will say that there is a high desire of ours of course to really make this deal work. And we all know that deals integration takes a lot of hard work and focus and commitment and there is a lot of evidence that this commitment exists. Page three, just to give you a quick profile as of June 30th total assets are $628 million, loans of $434 million with a strong commercial orientation with solid commercial clients that match up well with our orientation and skill set. We had a very extensive due diligence across the entire business and are comfortable with the loan portfolio.
The deposit base of $426 million, capital of $51 million, a very well capitalized company. There is a high efficiency ratio 76% in ’07 so far which presents us with economic opportunity in our financials and adds to the attractiveness to the transaction. Slade’s has an excellent credit profile with NPAs at 39 basis points of loans and zero charge-offs so far in ’07.
Moving to those of you following the next slide with the map, the blue dots are where we are, that is Independent Bank Corp, or Rockland Trust, and you can see a comparison of Slade’s in our state and the components are franchised very, very well. It has nine branches running just below Providence with the presence in the bigger towns of Fall River and Bedford as well.
Bristol County has a nice mixture of working class and vast components with a strong small business base. We are familiar with this market. We, Rockland Trust, have a loan production office of our own in New Bedford. We’ve been lending in the area. We’ve been lending in Plymouth and Rhode Island as has Slade’s. We know the area and they are comfortable with the area.
Moving on to the next page, this transaction takes us from a diminutive market share to number seven with loan growth and nearly all the banks with higher share are the much larger northeastern or national banks and we believe that provides opportunity. We, as I mentioned do have familiarity with the area and adding these branches will provide our existing Rockland Trust clients an opportunity to consider now licensing of the deposits to Rockland Trust. Many of our clients have Rockland Trust and that client upslaved their clients in the bigger banks and so we think therefore it has some opportunities for us. The next page the growth market infrastructure it close the red lines are the real lines in existence and as I said earlier markets and the passes and it has a population growth in a well profiles well in excess to the state average. There is a huge effort underway to expand their well system down from Boston and first (indiscernible) will be obviously abandoned to the region. So the proper lines you seen in the slide are proposed red lines. Rockland Trust really benefited from the red lines that’s why those red lines has opened up their whole geography real estate is still sort of less expenses in this region and there is a lot undevelop our brand. You will see where the potential gaming side the governor of state has put for behind again in legislation (indiscernible) middle of our market. As I say great fair amount of under develop plant. So we feel that Bristol county will inevitability take growth characteristic of our current markets. Moving on to the next slide like I talked about the loan portfolio this five chart shows sort of the distribution of sized loan portfolio see at 65% is commercial it’s higher than our 56% I mentioned that it was just due diligence and we are comfortable we are in the markets or familiar with the market, virtually all its consumer exposure is in residential mortgages. We believe that if we combine Slade’s how many expertise with ours and that will produce a great opportunity to grow the home equity portfolio and asset class that we find attractive and presently zero net charge-offs in the year-to-date and this portfolio. The next slide is an exhibit that shows the examples of hurdle of product set will be brought to bear (ph) to Slade’s we think there is a lot of great opportunity, I’ve touched the number of people hear already this morning, there is a lot of excitement. Just focusing on a couple on our wealth management area is will be brand new that we do have trust powers and we have a high — the heads I talked as before highly capable investment managers and we did perform very well, we have three investment centers and we believe there is a lot of opportunity in the 1 to $5 million client size arrange in this market and will add nicely. I will say that in our financial projections we were very very conservative in terms of naturally (ph) we think that there maybe an upside. We have new market tax program that Denis mentioned, we have done a lot of lending with that program in this area, they will help Slade’s will help our 10/31 exchange business will be a nice complement as well. So, I believe that with our — some of our capabilities with their excellent relationships with customers that we will be able to produce be able to produce good results. The next slide we expected page on 9, we expected very smooth integration our own operating platform has been hold and improved over last few years and we can definitely leverage it over our larger base. And we in fact have negotiate the contracts in past that’s a sort of anticipated our growth of this nature and we can do that in a favorable way. Our management improve has experienced we have a successfully, we had a very successful integration Independent Bank Corp, it had a few years ago before that we handle our large integration of the Ferry (ph) Bank of Boston divested branches on the (indiscernible). We conducted as I said various payroll diligence and we expect no surprises to emerge and as I say quickly and people is that more important, there is a lot of team work orientation is on the Slade’s team to make this successful integration. Dennis, would you like to take comments?
<<Denis K. Sheahan, Chief Financial Officer and Treasurer>>
Sure, thank you Chris. Slide 10 gives you a summary of significant terms associated with this transaction, first of all the structures is a 75% stock 25% cash mix, the exchange ratio for the stock component is 0.818 of Independent Bank Corp shares for each Slade’s Bancorp. share, our cash price is for the cash component for the transaction is $25.50 per share giving an approximate aggregate value of a $105 million. Approvals needed are regulatory and Slade’s Ferry Bank Corp shareholder and are necessary. We are hoping to close this transaction in the first quarter of 2008.

I will just review the numbers or transaction multiples for you. The transaction represents a little bit over a two times book value, the multiple is virtually the same on the tangible book basis. Core deposit premium are less than 17% which we think is a reasonable price on a last 12 months earning basis at 28 times. It appears to be rich on the surface but we think that a more valid way to look at this is after factoring in the expected cost savings on that basis I would say more reasonable evaluation and that’s certainly how we look at it.
On Slide 11, some of the key assumptions here, there are material cost savings assumed 40% of the Slade’s Ferry Bank Corp base which represents a pretax cost saving assumption of $6 million we expect to realize the majority of those savings in 2008 with a 100% recognized in 2009 and I will also provide some details here on restructuring and other transaction charges that are two components to share with you. The capitalized after tax restructuring charge is $9.3 million. Those various components in that charge both management contracts, technology contract buyout as well as a securities portfolio and borrowing portfolio restructured which I provided some details on in the appendix if you were to look at Slide 13, we mentioned a possible reduction of $70 million in the Slade’s Bank securities portfolio and we have got that into the capitalized restructuring charge. There are also some one-time after-tax merger related expenses of $600,000. Core deposit intangible we expect to be amortized over a seven year period, a financing cost of 5% pretax cost of cash and the earnings impact based on the analyst content estimates for 2008 which is $2.12, our expectation is that this transaction we won the $0.02 accretive to that EPS estimate in 2008 excluding one time charges. Now I would mention here that, we just guided you to the upper end of our previously announced range and possibly exceeding that range of 2.10, the main analyst estimate for next year is 2.12, so one could certainly argue that the analyst estimate will likely be higher for 2008 and we are comfortable with that. We have evaluated this transaction against our own internal expectations for 2008 which we will share with you in January conference call as we traditionally do and this transaction is still accretive to that internal expectation. The, the pro forma valuation and model that we have done also computes roughly a 15% internal rate of return. We have included in slide 12 through 15 some further information that I wont go into at this time as therefore it gives some pro forma information for the combined entity, some detail on the loan mix as well as on the funding mix of the pro forma entity. This concludes the formal presentation and we’ll be happy to entertain your questions at this point.
Operator: Thank you. Ladies and gentlemen, we will now be conducting a question-and-answer session. [Operator Instructions].
[Operator Instructions]. One moment please while we go for questions. Our first question is from David W. Darst from FTN Midwest. Please state your question.
<Q>: Good morning.
<A>: Good morning.
<A>: Good morning, David.
<Q>: (indiscernible).
<A>: Thank you.
<Q>: Denis, could you comment on your appetite for expansion going forward and how you more likely to move in, and the would the direction be in the proximity in or out about Boston?
<A>: Well, good question David. Our appetite moving to answer that in a couple of ways and we’ve been very clear on the investment management side that we are actively looking for smallest transactions instead of did well with our business and adequate incrementally and we announced our cost will be our first or several and causes in a few weeks. There are many, many investment firms 100s and so that feels pretty good. On the bank side, as you will not — we will there has been a floor of acquisition activity over the last decade and the combined with banks or so not bought. I would say that we’re going have to be opportunistic and sort of take the opportunities one-by-one and evaluate them. We would hold that as we’re with the slide that we will be invited to the cable when the opportunities arise him time-to-time that we would evaluate among one-by-one basis.
<Q>: Denis, we’ll given that (ph).
<A>: No, I would just — I guess we’re decided David we are expanding somewhat north would as well were the plan and opening a new and opening a new branch location in the Quincy market which is a city that is northern most hard of our market and so we certainly are interested in expanding in that direction as well, and as far as what highland goes we already have a significant presence from our at our borrow lending center in terms of lending into the providence and road highland regions. So, we already are pretty active in the road highland market and with the complement now of the Slade’s Bank activities in those markets, I think we will have a good presence in from a commercial lending perspective in road highland and that’s how we like it.
<Q>: Does that mean that the right opportunity came up, you would look at a whole bank acquisition that for the north of Boston (ph) and that jump over the core of the city?
<A>: Yeah, I don’t want to — I don’t want to say yes or no to anything to this type (ph) that of course right now, what I will say is that if there is a bank that we would consider weak at least in over geography if the opportunity is interesting enough. But and that those opportunities have to be evaluated as they come along on a one and individual basis.
<Q>: Okay, right. Denis could you just add, similar scenario for the tax rate for ‘08 might be or to really to upside?
<A>: It’s a little too early David. We will give you some better color on that in January and I think it depends the new market tax credit program and certainly been very effectively rolled out. It depends what other earnings would be outside of this program, I mean if we are in an earnings growth mode instead of declining unfortunately tax if don’t go down as you are in more they typically go up. So, we will talk about that in more detail on January.
<Q>: Okay. And then you brought your relative reserve down a few basis points this quarter. The out figures have grown this year, is there a more opportunity for you reduce that and I will assume that also your indirect auto reserve will continue to decline?
<A>: The reserve I think what we talked about it on the past number of quarters it would be in that 130 to 135 range that’s our expectation. You know we are a commercial bank. We view very cautiously the risk that is inherent in a commercial lending portfolio. We think that range is above right for us at this point in time or on that 130, 135. We evaluated every quarter. We looked very carefully at what’s happening on delinquency non-performing upgrades, downgrades etcetera. And we are very comfortable with that 130, 135 range at the moment. I don’t think you will see us below 130 going into year end or in the near future. I don’t think that’s on the horizon at all.
<Q>: Okay.
<A>: As far as indirect, yes, the — I will just comment on charge-offs. Our charge-offs are up. Indirect auto is actually pretty stable meeting our expectation. The area that we are seeing a little bit more charge-off is in our small business lending area and that’s really just more general economic conditions, the small electricians, plasters, contractors because of the real estate construction slow down some of those are struggling and we are seeing some modest amount of charge-offs there nothing we are terribly concerned about, but it’s one of the reasons why our charge-offs are up, but we are certainly content and happy about our asset quality.
<Q>: Okay thanks.
<A>: Sure.
Operator: Our next question is from Gerard Cassidy from RBC Capital Markets. Please state your question.
<Q>: Hi guys. Most of my questions were just asked, but
my questions were just asked but another one on transaction Slade’s Ferry seems as a higher concentration of time deposits and new folks, what’s their average cost of those time deposits (indiscernible) you in your release at about 4% — over the 4%cost of near time deposits, what was theirs?
<A>: Yeah we will pull that for you Jerald (ph). I will just make a comment on their level of time deposits. They do have some brokerage CDs at June 30 they have subsequently are going to longer have — they have some other deposit strategies that they have successfully implementing that have allowed them to pay down the brokerage CD base so that’s a component of the higher cost as well. We are just searching for the deposit cost here.
<Q>: As you are searching you also give us some detail on their portfolio, loan portfolio and what percentage or how much of the commercial real estate portfolio is actually in construction loans versus commercial real estate mortgages?
<A>: Sure. Jerald (ph) just a moment. First of all as time deposit cost overall is — and this is as of I believe second quarter 443.
<Q>: Okay.
<A>: Construction overall I think their portfolio is about $25 million in commercial construction.
<Q>: Okay great thank you.
<A>: Jerry (ph) you are welcome.
Operator: Thank you. There are no further questions at this time. I would like to turn the floor back over to management for closing comments.
<<Company Speaker>>
Thank you everyone for joining us on this quarter’s conference call. We look forward to speaking with you in January when we announce full year earnings for ’07 and guidance for 2008.
<<Company Speaker>>
Thank you.
Operator: Ladies and gentlemen
Operator: Ladies and gentlemen, this does concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.